QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Seattle Genetics Announces Antibody-Drug Conjugate Agreement With Genentech

BOTHELL, Wash.—(BW HealthWire)—April 22, 2002—Seattle Genetics, Inc. (Nasdaq:SGEN) today announced that Genentech, Inc. (NYSE:DNA) has licensed Seattle Genetics' proprietary antibody-drug conjugate (ADC) technology for use with Genentech's antibodies targeted to certain diseases.

The agreement provides Genentech with broad access to Seattle Genetics' ADC technology for use with therapeutic antibodies recognizing multiple target antigens. Genentech intends to utilize this technology in its efforts to develop therapeutic antibodies linked to toxic payloads that could increase their potency.

"Antibody-drug conjugates are designed to provide a means of enhancing the potency of antibodies and we are excited to collaborate with Genentech in this area," stated Clay B. Siegall, Ph.D., President and Chief Scientific Officer at Seattle Genetics.

Under the terms of the multi-year agreement, Genentech will pay an up front fee and has made an equity investment in Seattle Genetics. Additionally, they may pay technology access fees and research fees, as well as progress-dependent milestone payments that could potentially total in excess of $50 million. If a specific benchmark is achieved under the collaboration agreement, Seattle Genetics has an option to sell additional equity to Genentech. Genentech will also pay royalties on net sales of any resulting products. Genentech is responsible for research, product development, manufacturing and commercialization of any products resulting from the collaboration. Seattle Genetics will provide Genentech with access to its antibody-drug conjugate technology for use with multiple target antigens.

H. Perry Fell, Chairman and Chief Executive Officer of Seattle Genetics, added, "This collaboration extends our successful, ongoing relationship with Genentech, a premier company in the area of antibody therapeutics. It also is directly in line with Seattle Genetics' strategy of partnering with other companies that can benefit from gaining access to our technology platforms."

ADCs are comprised of monoclonal antibodies linked to potent cell-killing drugs. Seattle Genetics has developed synthetic, highly potent, novel drugs that can be used as payloads to dramatically increase the potency of monoclonal antibodies in situations where cell destruction is required. To attach these drugs to antibodies, Seattle Genetics has developed proprietary linkers that release drugs under appropriate conditions inside the targeted cells.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and related diseases. The Company has four technologies: engineered monoclonal antibodies, antibody-drug conjugates (ADC), single-chain immunotoxins and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has built a diverse portfolio of product candidates targeted to many types of human cancers, including three currently being tested in multiple ongoing clinical trials. Seattle Genetics has agreements with many organizations including Genentech, Bristol-Myers Squibb, Genencor International, Celltech Group, Eos Biotechnology, Aventis and Medarex. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, the statements regarding the potential benefits of the combination of Seattle Genetics' and Genentech's technologies and payments Seattle Genetics may receive from Genentech as part of the collaboration are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include difficulties in implementing the combined technologies of Seattle Genetics and its partners, risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators or failure of those collaborators to perform their contractual obligations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company's filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Seattle Genetics
Peggy Pinkston, 425/527-4160
ppinkston@seagen.com

QuickLinks

  Exhibit 99.1